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Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549



                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


We consent to the incorporation by reference in the registration statement dated December 17, 1999, on Form S-8 of Campbell Resources Inc. of our report dated February 18, 1999 relating to the consolidated balance sheets of Campbell Resources Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Campbell Resources Inc.


KPMG LLP

KPMG LLP


Toronto, Canada
December 17, 1999